EXHIBIT 10.20
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                       SUMMARY PLAN DESCRIPTION

                                  OF

                 JONES LANG LASALLE SEVERANCE PAY PLAN




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                           TABLE OF CONTENTS



                                                                Page
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Introduction. . . . . . . . . . . . . . . . . . . . . . . . . .    3

Eligible Employees. . . . . . . . . . . . . . . . . . . . . . .    3

Requirement for Benefits. . . . . . . . . . . . . . . . . . . .    3

Conditions of Ineligibility . . . . . . . . . . . . . . . . . .    3

Base Severance Pay. . . . . . . . . . . . . . . . . . . . . . .    4

Enhanced Severance Pay. . . . . . . . . . . . . . . . . . . . .    5

Additional Benefits . . . . . . . . . . . . . . . . . . . . . .    5

Release for Enhanced Severance Benefits . . . . . . . . . . . .    6

Severance Agreement and General Release . . . . . . . . . . . .    6

Additional Conditions . . . . . . . . . . . . . . . . . . . . .    6

Payment of Severance Pay. . . . . . . . . . . . . . . . . . . .    6

Plan Administrator. . . . . . . . . . . . . . . . . . . . . . .    6

No Guarantee of Employment. . . . . . . . . . . . . . . . . . .    6

Procedure for Making and Appealing Claims for Plan Benefits . .    7

Amendment/Termination/Vesting . . . . . . . . . . . . . . . . .    7

No Assignment . . . . . . . . . . . . . . . . . . . . . . . . .    7

Plan Funding. . . . . . . . . . . . . . . . . . . . . . . . . .    7

Your Rights under ERISA . . . . . . . . . . . . . . . . . . . .    7

Administrative Information. . . . . . . . . . . . . . . . . . .    9



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INTRODUCTION

     Jones Lang LaSalle Incorporated (the "Company") maintains the Jones Lang LaSalle Severance Pay Plan ("Plan"), originally established by LaSalle Partners Incorporated and effective June 1, 1998, and amended and restated effective October 1, 2001. The Company and its subsidiaries that have adopted the Plan are sometimes referred to as the "Employers." The purpose of the Plan is to provide eligible employees with severance pay for a specified period of time, due to involuntary termination of employment.

     This Summary Plan Description describes the basic features of the Plan. This Summary Plan Description is merely an explanation and should not be relied upon other than as a general summary of the features of the Plan. Your rights are governed by the terms of the Plan document itself. You should refer to the Plan document for complete information and for any rights or obligations you have under the Plan. IN THE EVENT OF ANY DIFFERENCE BETWEEN THE TERMS OF THIS SUMMARY PLAN DESCRIPTION AND THE PLAN DOCUMENT, THE TERMS OF THE PLAN DOCUMENT SHALL CONTROL. Also, any questions concerning the Plan will be determined in accordance with the terms of the Plan document and not this summary plan description. A copy of the Plan document is available from the Plan Administrator.

ELIGIBLE EMPLOYEES

     The Plan covers regular employees whose employment with the Company is terminated for reasons described below, and who is not otherwise ineligible for severance under the Plan. A regular employee is one who is eligible to be covered under the Company's medical benefit plan, who works for an Employer, who spends all or substantially all of his/her time on Company matters, and who is not covered by a written employment agreement or severance agreement. The Plan does not apply to union employees, independent contractors, temporary employees or leased employees. The Plan does not apply to employees who perform all or most of their services outside the United States. An eligible employee is sometimes referred to as a "participant."

REQUIREMENT FOR BENEFITS

     To become a participant, a regular employee must be involuntarily terminated from employment due to a permanent reduction of the work force, job elimination, or permanent shutdown of a facility, department or subdivision. A participant must also meet all of the conditions of the Plan in order to receive benefits.

CONDITIONS OF INELIGIBILITY

     A participant will NOT be eligible for severance pay under the Plan if:
     . Employment with an Employer terminates by reason of discharge for cause (i.e., theft, fraud, embezzlement, falsification of documents, use or distribution on premises of illegal drugs, refusal to co-operate with an investigation, or other similar conduct).

     . Employment with an Employer terminates as a result of poor performance as determined by the Plan Administrator.

     .     Employment with an Employer terminates by reason of death.

     . Employment with an Employer terminates voluntarily for any reason, including retirement, resignation, or job abandonment.



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     .     The employee is entitled to any form of disability benefit, salary continuation or workers' compensation, provided however, that an employee whose disability benefits, salary continuation or workers' compensation ends and who cannot be placed in employment with an Employer shall then become eligible for severance pay under the Plan, but any such severance pay shall be reduced by all amounts paid (including amounts paid before severance pay commences) to the employee for disability benefits, salary continuation or workers' compensation.

     . The employee is on temporary layoff or authorized leave of absence, provided however, that an employee who returns from layoff or leave and who cannot be placed in employment with an Employer shall be eligible for severance pay under the Plan.

     . Employment with an Employer is involuntarily terminated after the employee refuses a position with an Employer, a client, or a company that takes over a client assignment that Jones Lang LaSalle loses, provided that such position is reasonably comparable in responsibility and salary, and is in the same general location.

     . The employee is not employed with an Employer on the date of any of the following: (1) a loss of work, or (2) a job discontinuance, regardless of whether an advance announcement was made prior to such event. If an employee does not remain employed with an Employer until the last work day following an event described in this subparagraph, no benefits under the Plan are payable to the employee.

     . The employee is transferred to a different position with the same or another Employer.

     . The employee is terminated in conjunction with the sale or transfer of any part of an Employer's business.

     . Employment with an Employer terminates after a client of the Employer requests that the employee cease providing services at the client's premises.

     .     The Plan is terminated.

     . Employment with an Employer terminates involuntarily as a result of the loss of a property or facility management assignment within the Corporate Property Services, Leasing & Management or Retail business units, as determined in the sole discretion of the Administrator. For purposes of this subparagraph, loss shall include the resignation or relinquishment by an Employer of a property or facility management assignment.

     . An employee is entitled to severance benefits under any other plan, program or arrangement maintained by an Employer.


BASE SEVERANCE PAY

     A participant who is eligible for severance pay under the Plan shall receive as base severance pay an amount equal to one-half month of the participant's base pay, using the pay rate in effect at termination of employment.

     "Pay" means regular base monthly salary (excluding any target bonus and/or value added compensation, COLA, or any other additional compensation) of a salaried employee, or the monthly rate of base pay for an hourly employee. Pay rates will be the rates in effect at termination of employment.


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ENHANCED SEVERANCE PAY

     In addition to base severance pay, a participant may receive enhanced severance pay in an amount determined as follows:

     The participant's number of full years of continuous service, times the applicable multiplier from the table below, times the participant's weekly Base Salary.

     Weekly base salary pay shall be determined by multiplying the base monthly salary determined above by twelve, then dividing the product by a factor of 52. A "full year of continuous service" means a period of twelve consecutive months of service, measured from the participant's last date of hire by an Employer. An employee's service remains "continuous" despite a break in service provided the employee has only one break in service and it is less than 12 months in duration. Full years of continuous service before and after such a break in service shall be counted in the employee's number of full years of continuous service.

     The amount determined will not be less than the participant's applicable minimum months of base pay, nor greater than the applicable maximum months of base pay, both determined from the table below:

                     Multiplier for
                    Number of Weeks         Minimum        Maximum
                      X Years of            Months         Months
Position Level     Continuous Service     of Base Pay    of Base Pay
--------------     ------------------     -----------    -----------
International &
Regional Director           3                6 Months      15 Months

National &
 Associate Director         2                1 Month        9 Months

Exempt Staff                1                1 Month        6 Months

Non-Exempt Staff            1                1 Month        3 Months


ADDITIONAL BENEFITS

     During the COBRA continuation period (but not beyond the severance period(1) or such date that the participant becomes covered under another group plan), the Employer will reimburse the participant for a portion of the cost of health insurance. The Employer's reimbursement will at least maintain the employee's cost for coverage at the same level as before employment terminated. Participants will be required to submit proof of payment of COBRA premiums in order to be eligible for reimbursement. Finally, the Employer will, at its cost, provide professional employees with outplacement counseling services, using a firm of the Employer's choice. The Employer shall determine the nature of such services, their duration and all other terms and conditions. Non-exempt staff will not be eligible for outplacement counseling services. Enhanced severance pay and these additional benefits are all conditioned on the execution of the Severance Agreement and General Release as described below. No participant is eligible to receive any portion of his/her target bonus, and no amount of target bonus will be paid to any participant.


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  (1)    The "severance period" shall be determined by dividing a
participant's enhanced severance pay by the participant's weekly base pay. For example, if a participant with a base salary of $60,000 (weekly $1,153.85) received enhanced severance pay of $11,538.46, his/her severance period would be equal to 10 weeks ($11,538.46/$1,153.85 = 10 weeks).


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RELEASE FOR ENHANCED SEVERANCE BENEFITS

     Each participant will be required to execute and submit a Severance Agreement and General Release as a condition to receiving the enhanced severance benefits and the additional benefits described in the Plan. If signed documents are not returned before the stated deadline, the offer of enhanced severance pay and additional benefits automatically expires and is considered withdrawn.

SEVERANCE AGREEMENT AND GENERAL RELEASE

     Each participant will be furnished with a Severance Agreement and General Release upon his/her termination of employment with Employer. A participant shall have a period of 21 days (45 days in certain cases) within which to sign the Severance Agreement and General Release and return it to the Plan Administrator or his designee. A participant may revoke the signed Severance Agreement and General Release within seven (7) days after its signing. Any such revocation must be in writing and submitted to the Plan Administrator or his designee within such seven (7) day period. If a participant revokes his/her signed Severance Agreement and General Release, he/she shall not receive any enhanced severance pay or additional benefits described above.

ADDITIONAL CONDITIONS

     All Employer property (i.e. computers, keys, credit cards, documents and records, identification cards, equipment, etc.) must be returned by a participant as of his/her termination of employment with the Employer in order to commence receiving severance pay under the Plan. Also, loans or other amounts due the Employer from the participant must be repaid before receiving severance pay under the Plan. Any loans or other amounts due from the employee shall be set off against and deducted from the severance amount otherwise due the employee under the Plan. Finally, a participant must agree not to solicit employees and clients of Employer.

PAYMENT OF SEVERANCE PAY

     Base severance pay is payable in a lump sum. Enhanced severance pay will be paid in a lump sum or in installment payments over not more than 12 months, at the discretion of the Plan Administrator. All payments will be reduced for applicable payroll tax deductions used for Supplemental Payments.

     Severance payments are not considered as compensation for purposes of any other Employer-provided benefits, such as the 401(k) plan.

PLAN ADMINISTRATOR

     The Chief Human Resource Officer of the Americas serves as the "Plan Administrator" of the Plan and the "named fiduciary," as such terms are defined in ERISA. The Plan Administrator has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan. The decisions of the Plan Administrator are final and conclusive with respect to all questions concerning the administration of the Plan.

NO GUARANTEE OF EMPLOYMENT

     Nothing in the Plan or in this summary plan description gives an employee a legal right to continue as an employee, and nothing will interfere with an Employer's right to terminate an employee at any time, regardless of the effect the termination will have on an employee as a participant under this Plan.



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PROCEDURE FOR MAKING AND APPEALING CLAIMS FOR PLAN BENEFITS

     It is not necessary that a participant apply for benefits under the Plan. However, if a participant wishes to file a claim for benefits, such claim must be in writing and filed with the Plan Administrator. Within ninety (90) days after receiving a claim, the Plan Administrator will either accept or deny the claim completely or partially, and will notify the claimant of acceptance or denial of the claim.

     If the claim is completely or partially denied, the Plan
Administrator will furnish a written notice to the claimant containing the specific reasons for the denial, specific references to the Plan provisions on which any denial is based, a description of any additional material or information that must be provided by the claimant in order to support the claim, and an explanation of the Plan's appeal procedures.

     A claimant may appeal the denial of his/her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant's authorized representative has the right to request an appeal by written request to the Plan Administrator not later than sixty (60) days after receipt from the Plan Administrator denying his/her claim, review pertinent Plan documents, and submit issues and comments regarding the claim in writing to the Plan Administrator.

     The Plan Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal, unless additional time is required. The claimant will be advised of the Plan Administrator's decision on the appeal in writing. The notice will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision on the appeal is based.

AMENDMENT/TERMINATION/VESTING

     Participants do not have any vested rights to severance pay or any other benefits under the Plan. The Company reserves the right in its sole discretion to amend or terminate the Plan at any time, in whole or in part, with or without prior notice.

NO ASSIGNMENT

     No severance pay or other benefits under the Plan are subject to sale, transfer, assignment, or garnishment.

PLAN FUNDING

     Any severance pay or other benefits that become payable under this Plan are merely unfunded obligations of the Employer and shall be paid solely from the general assets of the Employer.

YOUR RIGHTS UNDER ERISA

     As a participant under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that participants under the Plan shall be entitled to:

     (a) Examine without charge at the Plan Administrator's office (and at other specified locations) all Plan documents and copies of all Plan documents filed by the Plan with the U.S. Department of Labor (if any), such as detailed annual reports and Program descriptions.

     (b) Obtain copies of all Plan documents, and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.



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     (c)   Receive a copy of the Plan'sannual financial report (if any).
           The Plan Administrator may be required by law to furnish each eligible employee with a copy of the summary annual report.

     In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan.

     (a) The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other eligible employees.

     (b) No one, including Employer, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

     (c) If your claim for a Plan benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan
           Administrator review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $100 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

     If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.




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                      ADMINISTRATIVE INFORMATION


Plan Sponsor                      Jones Lang LaSalle Incorporated
                                  200 E. Randolph
                                  Chicago, IL  60601
                                  Phone:  (312) 782-5800


Plan Administrator                Chief Human Resources Officer
                                  of the Americas
                                  Jones Lang LaSalle Incorporated
                                  200 E. Randolph
                                  Chicago, IL  60601
                                  Phone:  (312) 782-5800


Employer Identification Number    36-3588029


Plan Number                       505


Plan Year                         January 1 through December 31


Agent for Service of
Legal Documents                   Severance Pay Plan Administrator
                                  Jones Lang LaSalle Incorporated
                                  200 E. Randolph
                                  Chicago, IL  60601
                                  Phone:  (312) 782-5800